Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 26, 2013 (June 27, 2013 for all references to Class A and Class L Common Stock as described in Note 10, for all references to net income (loss) per share data as described in Notes 1 and 10, for Note 19 and for Schedule I included in item 16) relating to the consolidated financial statements and financial statement schedules of Burlington Holdings, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 27, 2013

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